EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the EPIX Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan of our reports dated February 27, 2006, with respect to the consolidated financial statements of EPIX Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005 and Epix Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Epix Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 21, 2006